Exhibit 10.17


                      SEPARATION AND CONSULTANCY AGREEMENT


      This Separation and Consultancy Agreement (this "Agreement") is entered into as of this 2nd day of February, 2006 by and between Douglas A. McIntyre, an individual currently residing at 33 Highview Road, Pound Ridge, New York 10576 (the "Executive"), and On2 Technologies, Inc., a Delaware corporation (the "Company") (Executive and Company are referred to collectively hereafter as, the "Parties").

      In consideration of the mutual execution of this Agreement, and the covenants, promises and releases herein, the Parties agree as follows:

      1. Termination of Employment and all Other Relationships. The termination of Executive's employment with the Company and Executive's resignation from the Company's Board of Directors (the "Board") and all offices and other relationships with the Company or any of its subsidiaries (including as President and Chief Executive Officer of the Company) will be effective as of February 2, 2006 (the "Termination Date"). The employment agreement between the Executive and the Company dated as of April 17, 2000, as amended, will terminate as of the Termination Date.

      2. Compensation.

      (a) Executive shall be entitled to receive the unpaid portion, if any, of his salary earned through the Termination Date, in accordance with the Company's standard payroll procedures, any expense reimbursements for expenses incurred while Executive was in the employ of the Company, duly submitted and approved in accordance with the Company's expense policy and any accrued but unused vacation time through the Termination Date.

      (b) All vested stock options held by the Executive on the Termination Date shall remain exercisable during the three-month period following the Termination Date and shall thereupon terminate and all unvested stock options held by Executive on the Termination Date automatically terminated on the Termination Date.

      (c) The Company agrees that it will consider a request by Executive made prior to the expiration of the three-month period set forth in Section 2(b) to extend the period during which the vested stock options are exercisable. The Company may grant or deny any such request at its discretion in light of the facts and circumstances at the time.

      (d) It is expressly agreed and understood that, in addition to any other rights the Company may have, if Executive exercises Executive's right of revocation in accordance with the provisions set forth in Section 19 during the seven-day waiting period referred to in such section, then the Company shall not be required to pay to Executive the amounts set forth in Section 3 hereof.

      3. Independent Consultancy.

      (a) From and after the Termination Date through the earlier of (i) January 31, 2007 or (ii) the termination date elected by the Company pursuant to Section 3(c) below (such period referred to as the "Transition Period"):

      i.    Executive shall work for the Company as an independent consultant.

      ii. As an independent consultant, Executive shall work and cooperate with the Board and the Company in a productive and professional manner in order to effect a smooth and orderly transition of Executive's job responsibilities.

      iii. During the Transition Period, Executive shall have such day-to-day responsibilities as are reasonably delegated to him by the Board or the President or Chief Executive Officer of the Company, and Executive shall make himself reasonably available to report to, update and advise the President or Chief Executive Officer on his activities. During the Transition Period, Executive shall be an independent contractor providing services to the Company and shall have none of the powers of an officer or executive of the Company, Executive shall have no power or authority to act for or take any action on behalf of the Company, and Executive shall have no power or authority to bind the Company in any manner.

      iv. During the Transition Period, Executive shall comply with all of Executive's obligations hereunder and all applicable laws and all policies and standards of conduct as may be reasonably set by the Company for executive employees generally.

      (b) During the Transition Period, in accordance with the terms hereof, provided that Executive does not exercise Executive's right of revocation set forth in Section 19, the Company shall pay to Executive the sum of $14,423.08 on the 1st and 15th day of each month during the Transition Period (such amounts, the "Transitional Payments"), it being understood that if Executive exercises Executive's right of revocation in accordance with the provisions set forth in
Section 19, Executive shall not be entitled to receive, and the Company shall not be obligated to pay to Executive, the Transitional Payments, or any portion thereof.

      (c) Notwithstanding anything herein to the contrary, the Company may in its sole discretion elect to terminate the Transition Period at any time prior to the expiration of such period, in which case, the Executive shall be entitled to receive the sum of $14,423.08 and Executive shall not be entitled to receive, and the Company shall not be obligated to pay to Executive, any portion of the Transitional Payments that becomes payable after the date of such election.

      4. Cooperation. During and after the Transition Period, Executive will cooperate with the Company and its subsidiaries by making himself available, at reasonable times and at no out-of-pocket expense to Executive, to testify on behalf of the Company or any subsidiary or affiliate of the Company in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to reasonably assist the Company or any such subsidiary or affiliate in any such action, suit, or proceeding by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to the Company or any such subsidiary or affiliate, as reasonably requested by the Company.

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

      5. Health Continuation Coverage.

      (a) Executive shall be eligible to elect continuation of medical and dental insurance coverage under the Consolidated Omnibus Budget Reconciliation Act, as amended ("COBRA"), in accordance with its terms, unless it is later discovered by the Company that the Executive engaged in gross misconduct prior to the Termination Date. Executive acknowledges that Executive received written notice from the Company of Executive's right under COBRA to elect to continue medical and dental insurance coverage effective as of the Termination Date.

      (b) Subject to Executive's electing COBRA, Executive and his eligible dependents shall be entitled to receive such COBRA continuation coverage from the Company, at the Company's expense, through January 31, 2007. Thereafter, Executive shall be responsible for the cost of his and his eligible dependents' medical and dental insurance coverage under COBRA for the remainder of the continuation coverage period.

      6. Confidentiality.

      (a) Executive shall not, directly or indirectly, misappropriate, disclose, copy, memorize, use, reproduce, sell or make available to anyone at any time or for Executive's direct or indirect benefit or the direct or indirect benefit of any other person or entity, any information obtained in connection with Executive's employment or during the Transition Period which is Confidential Information or proprietary to the Company. "Confidential Information" shall include, without limitation (whether or not reduced to writing), (i) all information which has been developed by the Company and is unique to the Company and the unauthorized disclosure or use of which would reduce the value of such information to the Company, (ii) the Company's client lists and prospective client lists, (iii) the Company's trade secrets, inventions, processes, formulae, programs and technical data, (iv) any confidential information about or provided by any client or customer or prospective or former client or customer of the Company, and (v) information concerning the Company's business or financial affairs, including its books and records, commitments, procedures, plans and prospects, financial products developed by it, its securities positions, investment and trading strategies, and current or prospective transactions or business. Notwithstanding the foregoing, it is understood that Confidential Information does not include information (i) that is or becomes generally available to the public other than as a result of an act or omission by Executive or as result of a breach of this Agreement, or (ii) that Executive receives on a non-confidential basis from a source other than the Company or any of its clients, officers, directors, employees, shareholders or affiliates, provided that Executive, after making due inquiry, is not aware that such source is subject to a contractual, legal, fiduciary or other obligation of confidentiality with respect to such information. Nothing set forth in this
Section 6(a) shall be interpreted to prohibit Executive from disclosing any such information as may be required by applicable law or as may be requested by any governmental body in connection with an inquiry, investigation or action; provided, that, Executive shall provide reasonable prior written notice to the Company in the event Executive is required to disclose any Confidential Information permitted by this sentence.

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      (b) For purposes of Sections 6, 7, 8 and 9 of this Agreement, the term
"Company" shall be deemed to include any stockholder, subsidiary or affiliate of the Company.

      7. Return of Property and Documents; Innovations Acknowledgement.

      (a) Executive represents and warrants that Executive has returned to the Company all Company property in his possession (including, without limitation, computers, materials, records and documents), and has retained no copies (electronic or otherwise) of, any written or electronic materials, records and documents made by Executive or coming into Executive's possession or control in Executive's capacity as an employee, officer, or board member during the course of Executive's employment with the Company, which contain, relate or refer to, any proprietary or Confidential Information, provided however that Executive may retain his rolodex or similar written or electronic phone directories to the extent they do not contain Confidential Information other than name, address, telephone number or similar contact information. Notwithstanding the foregoing, Executive may temporarily retain possession of such Company property as the Board or the President determines is reasonably necessary for him to perform his assigned duties during the Transition Period. Executive agrees that at the expiration of the Transition Period, he will return to the Company all such Company property in his possession, whether obtained prior to the Termination Date or during the Transition Period, and that he will retain no copies of any written materials, records and documents made by Executive or coming into Executive's possession or control during the course of Executive's performing his services to the Company prior to the Termination Date or during the Transition Period, which contain, relate or refer to, any proprietary or Confidential Information. Nothing contained herein shall be deemed a waiver of the attorney-client and attorney work-product privileges.

      (b) Executive understands and acknowledges that any invention, process, innovation or other property (intellectual or otherwise) that he developed during the term of his employment with the Company or that he develops during the Transition Period which relates to the business of the Company during either of such periods and which is reducible to tangible form or evidenced in writing is the property of the Company. Executive agrees to cooperate with the Company in evidencing or supporting any rights the Company has with respect to the property described in this Section 7(b).

      8. Non-Disparagement.

      (a) Executive covenants and agrees that Executive shall in no way disparage, attempt to discredit, or otherwise call into disrepute, the Company or its subsidiaries, affiliates, successors, assigns, officers, directors, employees, shareholders, agents or any of their products or services, in any manner that would damage the business or reputation of the Company, its products or services or its subsidiaries, affiliates, successors, assigns, officers, directors, employees or agents. Executive further covenants and agrees that Executive shall not otherwise engage in conduct which could reasonably be expected to disrupt, damage, impair or interfere with the business reputation of the Company. Without limiting the foregoing, Executive shall

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not make any comments or statements to the press, employees or former employees of the Company, any client or prospective or former client of the Company, any individual or entity with whom the Company has a business relationship or any other person, if such comment or statement could adversely affect the conduct of the business of the Company, or any of its plans or prospects or the business reputation of the Company or any of its products or services or that of any of its current or former employees or Board members, except (i) truthful statements made in compliance with legal process, governmental inquiry or as required by legal filing or disclosure requirements, (ii) consistent with the foregoing sentence, Executive may disclose or describe in general the circumstances of his departure from the Company to a prospective employer or recruiter, or (iii) as in good faith deemed necessary to rebut any untrue or misleading statements by the Company. Neither the Company nor any officer or director of the Company shall disparage, attempt to discredit, or otherwise call into disrepute, Executive in any manner that would damage the reputation of Executive, provided that the foregoing shall not apply to (i) actions or statements taken or made in good faith within the Company in fulfilling duties with the Company, (ii) truthful statements made in compliance with legal process, governmental inquiry or as required by legal filing or disclosure requirements, or (iii) as in good faith deemed necessary to rebut any untrue or misleading statements by Executive.

      (b) Executive shall not issue any press release or make any public statement (including, without limitation, on the internet) relating to the Company, Executive's employment with the Company or Executive's termination of employment with the Company without the prior written consent of the Company (acting through the Board), in its sole discretion, except (and to the extent) as may be required by applicable law. The Company shall not issue any press release or make any public statement relating to the Executive's employment with the Company or Executive's termination of employment with the Company without the prior written consent of Executive, in his sole discretion, except (and to the extent) as may be required by applicable law.

      9. Non-Solicitation.

      (a) During the Transition Period and the twelve-month period following the Transition Period (the "Restricted Period"), the Executive will not, directly or indirectly, without the prior written consent of the Company, solicit or induce, or attempt to solicit or induce, any employee or other personnel of the Company to terminate, alter or lessen that person's affiliation with the Company or to violate the terms of any agreement or understanding with the Company.

      (b) Executive represents and warrants that prior to the Termination Date, Executive has not engaged in any of the foregoing actions set forth in Section 8 or 9(a) above.

      10. Mutual Release and Waiver.

      (a) Executive hereby acknowledges that a portion of the consideration Executive receives under this Agreement is in addition to anything of value to which Executive is already entitled.

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      (b) Executive (for himself, his agents, heirs, successors, assigns, executors and/or administrators) does hereby and forever release and discharge the Company and its past and present parent, subsidiaries, affiliates, predecessors or other related entities, and the respective employees, agents and affiliates thereof, as well as the successors, shareholders, partners, members, officers, directors, heirs, predecessors, assigns, agents, employees, attorneys and representatives of each of them, past or present, from any and all causes of action, actions, judgments, liens, debts, contracts, indebtedness, damages, losses, claims, liabilities, rights, interests and demands of whatsoever kind or character, known or unknown, suspected to exist or not suspected to exist, anticipated or not anticipated, whether or not heretofore brought before any state or federal court or before any state or federal agency or other governmental entity, which Executive has or may have against any released person or entity by reason of any and all acts, omissions, events or facts occurring or existing prior to the date hereof, including, without limitation, all claims attributable to the employment of Executive, all claims attributable to the termination of that employment, and all claims arising under contract, tort, common law, or any federal, state or other governmental statute, regulation or ordinance or common law, provided, that, the foregoing release shall not apply to any rights of Executive under this Agreement. This release includes, but is not limited to, all claims of discrimination in employment under the Federal Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, and other federal, state, or local law.

      (c) Executive represents that he has provided to date truthful and complete information to the Company's outside attorneys, and, aside from those disclosures, knows of no other facts or circumstances arising out of his actions or omissions on which a claim or action could be asserted against the Company or its subsidiaries. Based upon the foregoing representation, the Company does hereby and forever release and discharge Executive, his heirs, assigns, representatives and successors from any and all causes of action, actions, judgments, liens, debts, contracts, indebtedness, damages, losses, claims, liabilities, rights, interests and demands of whatsoever kind or character, known or unknown, suspected to exist or not suspected to exist, anticipated or not anticipated, whether or not heretofore brought before any state or federal court or before any state or federal agency or other governmental entity, which the Company has or may have against Executive by reason of any and all acts, omissions, events or facts occurring or existing prior to the date hereof relating to or arising out of Executive's employment, including, without limitation, all claims attributable to the employment of Executive, and all claims attributable to the termination of that employment, excepting only those obligations expressly recited to be performed hereunder; provided, that, the foregoing release shall not apply to claims which the Company has or may have against Executive by reason of any willful misconduct, criminal acts or acts of fraud of Executive involving the Company or its subsidiaries.

      (d) Except for those obligations created by or arising out of this Agreement and except as limited in this Agreement, it is the intention of Executive and the Company in executing this Agreement that the same shall be effective as a bar to each and every claim, demand and cause of action hereinabove specified. In furtherance of this intention, Executive and the Company hereby expressly and mutually consent that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those related to unknown and unsuspected claims, demands and causes of action, if any, as well as those relating to any other claims, demands and causes of action hereinabove specified.

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

      11. Sole Entitlement. Executive acknowledges and agrees that no compensation or benefits are owing to Executive by the Company or its subsidiaries except as set forth in this Agreement.

      12. Remedies. The Company and Executive each acknowledge and agree that their respective rights under this Agreement are of a specialized and unique character, that a monetary remedy for a breach of the agreements set forth in this Agreement will be inadequate and impracticable and that immediate and irreparable damage will result to the Company or Executive (the "Aggrieved Party") if the other (the "Aggrieving Party") fails to or refuses to perform its obligations under this Agreement. Notwithstanding any election by any person to claim damages from the Company or Executive, as the case may be, as a result of any such failure or refusal, the Aggrieved Party may, in addition to any other remedies and damages available, seek temporary and permanent injunctive relief (without the posting of a bond or other security) in a court of competent jurisdiction to restrain any such failure or refusal and the Aggrieving Party, on its own behalf and on behalf of its affiliates (in the case of the Company), waives any defense that the Aggrieved Party has an adequate remedy at law. The Aggrieving Party agrees that, in addition to all other remedies available at law or in equity, the Aggrieved Party shall be entitled to such injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions as a court of competent jurisdiction shall determine.

      13. No Admissions. Nothing in this Agreement is nor shall it be construed as being an admission of wrongdoing or liability by either Executive or the Company.

      14. Severability. The Parties expressly agree that the character, duration and geographical scope of the provisions set forth in this Agreement are reasonable in light of the circumstances as they exist on the date hereof. If a court of competent jurisdiction determines that the character, duration or geographical scope of the provisions of this Agreement are unreasonable, then it is the intention and the agreement of the Parties hereto that the provisions hereof shall be construed by the court in such a manner as to impose only those restrictions on each party's respective conduct that are reasonable in light of the circumstances and as are necessary to assure to each party the benefits of this Agreement. If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants deemed included herein because taken together they are more extensive than necessary to assure to each Party the intended benefits of this Agreement, it is expressly understood and agreed by the Parties hereto that the provisions hereof that, if eliminated, would permit the remaining separate provisions to be enforced in such proceeding, shall be deemed eliminated, for the purposes of such proceeding, from this Agreement.

      15. Entire Agreement; All Other Agreements Superseded. This Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions with respect to the subject matter hereof. There are no other agreements, written or oral, express or implied, between the parties hereto, concerning the subject matter hereof, except as set forth herein. This Agreement may be amended or modified only by written agreement of the parties.

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      16. Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of New York, except where corporate law is applicable in which case the law of the State of Delaware shall apply.

      17. Dispute Resolution.

      (a) Subject to Section 12 hereof, any dispute, controversy or claim arising out of or relating to any provision of this Agreement and any instruments or agreements delivered in connection herewith or the interpretation, enforceability, performance, breach, termination or validity hereof or thereof, including without limitation, this arbitration clause, shall be determined exclusively through a final and binding arbitration to be held in New York City, New York, administered and conducted before a single arbitrator pursuant to the National Rules For Resolution of Employment Disputes of the American Arbitration Association; provided, however, that this Section 17 shall not apply to any cross-claim made by the Company against Executive in litigation brought by a third party. The claims subject to arbitration include, without limitation, all matters concerning, relating to or arising out of this Agreement and Executive's employment or its termination. Judgment upon the award of the arbitrator may be rendered in any court of competent jurisdiction. The arbitrator shall be selected by mutual agreement of the parties within 30 days of the effective date of the notice initiating the arbitration and shall be a former jurist or an attorney with substantial experience in employment matters. The arbitrator's authority and jurisdiction shall be limited to determining the dispute in arbitration in conformity with law to the same extent as if such dispute were determined as to liability and remedy by a court without a jury. The arbitrator shall render an award which shall include a written statement of opinion setting forth the arbitrator's findings of fact and conclusions of law. EXECUTIVE AND THE COMPANY EXPRESSLY WAIVE ALL RIGHTS TO A JURY TRIAL IN COURT ON ALL STATUTORY OR OTHER CLAIMS.

      (b) Each party shall pay its own attorney fees and costs including, without limitation, fees and costs of any experts. However, attorney fees and costs incurred by the party that prevails in any arbitration commenced pursuant to this Section 17 or any judicial action or proceeding seeking to enforce the agreement to arbitrate disputes as set forth in this Section 17 or seeking to enforce any order or award of any arbitration commenced pursuant to this Section 17 may be assessed against the Party or Parties that do not prevail in such arbitration in such manner as the arbitrator or the court in such judicial action, as the case may be, may determine to be appropriate and lawful under the circumstances.

      18. Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by either party without the prior written consent of the other party, and any such assignment without such prior written consent shall be null and void; provided, however, that the Company may assign this Agreement to any affiliate or successor of the Company without the prior consent of Executive. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

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      19. Waiting Period and Right of Revocation. EXECUTIVE ACKNOWLEDGES (SAYS)
THAT EXECUTIVE IS AWARE THAT AND IS HEREBY ADVISED THAT EXECUTIVE HAS THE RIGHT TO CONSIDER THIS AGREEMENT FOR TWENTY-ONE DAYS BEFORE SIGNING IT AND THAT IF EXECUTIVE SIGNS THIS AGREEMENT PRIOR TO THE EXPIRATION OF TWENTY-ONE DAYS, EXECUTIVE IS WAIVING (GIVING UP) THIS RIGHT FREELY AND VOLUNTARILY. EXECUTIVE ALSO ACKNOWLEDGES (SAYS) THAT EXECUTIVE IS AWARE OF AND IS HEREBY ADVISED THAT EXECUTIVE HAS THE RIGHT TO REVOKE (CANCEL) THE PORTION OF THIS AGREEMENT RELEASING AGE DISCRIMINATION CLAIMS UNDER THE FEDERAL AGE DISCRIMINATION IN EMPLOYMENT ACT FOR A PERIOD OF SEVEN CALENDAR DAYS FOLLOWING THE SIGNING OF THIS AGREEMENT AND THAT IT SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION (CANCELLATION) PERIOD HAS EXPIRED. TO REVOKE (CANCEL) THE APPLICABLE PORTION OF THIS AGREEMENT, EXECUTIVE MUST DELIVER WRITTEN NOTICE OF SAME TO THE COMPANY WITHIN SEVEN CALENDAR DAYS OF SIGNING IT. SHOULD EXECUTIVE REVOKE, THE COMPANY SHALL HAVE THE RIGHT, IN ITS SOLE DISCRETION, TO TERMINATE OR NOT TERMINATE THE REMAINDER OF THE AGREEMENT.

      20. Attorney Advice. EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE IS AWARE OF EXECUTIVE'S RIGHT TO CONSULT AN ATTORNEY AND THAT EXECUTIVE HAS CONSULTED WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT.

      21. Understanding of Agreement. Executive states that Executive has carefully read this Agreement, that Executive fully understands its final and binding effect, that the only promises made to Executive to sign this Agreement are those stated above, and that Executive is signing this Agreement voluntarily.

      22. Counterparts/Facsimile Execution. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. This Agreement may be executed by facsimile signature and a facsimile signature shall constitute an original for all purposes.

      23. Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile or otherwise, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service or (c) on the earlier of confirmed receipt or the fifth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

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      (a) if to the Company:

                           On2 Technologies, Inc.
                           1560 Broadway, 10th Floor
                           New York, NY 10036
                           Attention:  Timothy Reusing

          with a copy to (which shall not constitute notice):

                           Kenneth M. Breen
                           Fulbright & Jaworski L.L.P.
                           666 Fifth Avenue
                           New York, New York 10103

      (b) if to Executive:

                           Douglas A. McIntyre
                           33 Highview Road
                           Pound Ridge, NY 10576

          with a copy to (which shall not constitute notice):

                           Michael E. Mooney
                           Nutter, McClennen & Fish, LLP
                           World Trade Center West
                           155 Seaport Boulevard
                           Boston, MA  02210-2604

      24. Headings. The headings in this Agreement are for convenience of reference only and shall not be construed as part of this Agreement or to limit or otherwise affect the meaning hereof.

                            [signature page follows]







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      IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

                                    EXECUTIVE:



                                    By:    /s/ Douglas A. McIntyre
                                       -------------------------------
                                           Douglas A. McIntyre




                                    COMPANY:

                                    ON2 TECHNOLOGIES, INC.,
                                    a Delaware corporation



                                    By:    /s/ Tim Reusing
                                       -------------------------------
                                    Name:  Tim Reusing
                                    Title: EVP